Exhibit 10.4

COMPANY CONSULTING AGREEMENT

CONSULTING AGREEMENT effective as of August 4, 2016 between NEUROTROPE, INC., a Nevada corporation, having a mailing address at 50 Park Place, Suite 1401, Newark, New Jersey 07102 (the “Company”) and SM CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (“Consultant”).

WITNESSETH:

WHEREAS, the Company is engaged in the research, design and development, of proprietary technologies and pharmaceuticals for the diagnosis and treatment of Alzheimer’s Disease and licenses, owns and controls intellectual property relating thereto;

WHEREAS, Consultant is owned and controlled by Joshua Silverman;

WHEREAS, in view of Mr. Silverman’s financial and corporate governance expertise and experience in designing and executing complex, value-accretive transactions, the Company desires to retain Consultant to provide consulting services to the Company, all upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below and intending to be legally bound, the parties hereto agree as follows:

1.           Retention of Consultant; Term. (a) The Company hereby agrees to retain the Consultant, and the Consultant hereby agrees to serve, as an independent consultant to the Company, in accordance with the terms and provisions of this Agreement, during the Consulting Term. The Consulting Term shall initially be set at one- year from the date of this Agreement, and thereafter, will be automatically renewed from year to year on August 4th of each year, without any further action by the parties, unless either the Company or Consultant notifies the other party in writing at least thirty (30) days prior to the expiration of the Consulting Term then in effect that it does not desire to renew this Agreement

(b)           The Company may terminate the Consulting Term for “Cause”, upon thirty (30) days written notice describing the circumstances thereof in reasonable detail (during which time Consultant shall have the opportunity to explain the situation and correct any misunderstandings). As used herein, the term “Cause” shall mean: (i) any material breach of this Agreement by the Consultant; (ii) any willful or gross neglect by the Consultant of his duties and responsibilities hereunder; (iii) any fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence or willful misconduct by the Consultant in connection with the performance of his duties and responsibilities hereunder; (iv) the commission by the Consultant of any (A) felony or (B) crime or act of moral turpitude; (v) any action by the Consultant that may materially impair or damage the reputation of the Company; (vi) insubordinate disregard of any lawful direction given to the Consultant by the Board; or (viii) failure or refusal to comply with the Company’s lawful policies and procedures.

(c)           Consultant may terminate the Consulting Term for “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean that the Company has failed to pay Consultant any compensation or reimbursements due to Consultant under Sections 3 or 4 of this Agreement, or the Company has breached any of its representations, warranties or covenants under this Agreement, or the Company or its management has engaged in willful and intentional acts of fraud or illegal activity involving the Company, and any such failure, breach or default continues uncured after ten (10) days written notice from Consultant to the Company describing the circumstances thereof in reasonable detail (during which time the Company shall have the opportunity to explain the situation and correct any misunderstandings).

2.           Consulting Services of Consultant.

(a)           Consultant shall make available Mr. Silverman to provide consulting services for the Company, on a part-time basis, although there is no minimum time commitment. The consulting services to be performed by Consultant as an independent consultant to the Company during the Consulting Term shall include, but not be limited to, providing business development, financial communications and management transition services.

(b)           Mr. Silverman may provide services either from his own home or offices, or via telephone or video conference calls, emails, text, or other methods of communication. Mr. Silverman will render services from New York except upon Company approved and reimbursed travel to the Company’s facilities. Consulting services which shall count towards Mr. Silverman’s obligations shall include time spent at meetings, presentations and calls and on research and analysis relating to the Company, regardless of location, as well as travel time, whether out of town or locally. Mr. Silverman may schedule services to the Company, at their mutual convenience, and the Company recognizes that there may be weeks when Mr. Silverman is traveling on vacation or other business and work for the Company will be rescheduled for other times.

(c)           Mr. Silverman shall maintain any such information provided to him regarding the Company which is non-public and proprietary in confidence and shall not use, disclose or transfer such information for purposes competitive or adverse to the Company. However, the Company acknowledges that Mr. Silverman’s services with respect to the Company include attending and participating in meetings, calls and communications and providing information regarding the Company in presentations and negotiations, with professional advisors, investors, lenders, underwriters, customers, joint venturers, licensees, consultants, contractors and other counterparties of the Company, and any of such Mr. Silverman’s activities on behalf of the Company shall be permissible. Further, Consultant shall be entitled to disclose such Company information in response to court orders, subpoenas and other legal process, after notifying the Company of such requests so the Company has the opportunity to challenge or limit such request.

3.           Consulting Fees.           (b) As compensation for the services to be rendered by Consultant pursuant to this Agreement during the Consulting Term, the Company agrees to pay to Consultant a monthly fee of Ten Thousand Dollars ($10,000), to be wire transferred to Consultant’s account on or before the first day of each calendar month (with the first such payment to be made within two (2) business days of the execution of this Agreement).

(b)           Since the Consultant is an independent contractor of the Company and not an employee, there will be no withholding for taxes from any payments due to Consultant under this Agreement.

4.           Reimbursement of Expenses.

(a)           Consultant shall be reimbursed for all pre-approved travel in connection with the Consultant’s services to the Company, including without limitation, any travel to the Company’s facilities.

(b)          Consultant shall also be reimbursed, upon submission to the Company of appropriate vouchers and receipts, for all other out-of-pocket expenses reasonably incurred by Consultant in furtherance of the Company’s business.

(c)          Such reimbursements shall be paid promptly after the required submissions, and in no event less frequently than monthly.

(d)          The Company agrees to reimburse Consultant’s out-of-pocket legal and advisory fees in connection with Consultant’s recent proposed consent solicitation with respect to the Company, including, but not limited to, expenses incurred in connection with this Agreement, which reimbursement shall not exceed $50,000.

5.           Survival of Payment Obligations After any Termination.

In the event of any termination or expiration of the Consulting Term or this Agreement, the Company shall remain obligated and shall pay to Consultant, within ten (10) business days of the termination or expiration date, (i) all unpaid monthly compensation through the termination date and (ii) all unreimbursed expenses payable to Consultant pursuant to Section 4 above.

6.           No Joint Venture, Etc.

(a)           The Consultant and the Company shall be independent contractors and nothing in this Agreement shall be construed as creating a partnership, joint venture, employment or agency relationship between the Company or Consultant.

(b)           Consultant does not represent, warrant, guarantee or ensure any particular business results from the services which may be performed for the Company pursuant to this Agreement.

(c)           In the event that Consultant refers or introduces to the Company, or arranges for the Company to utilize the services of, third parties such as attorneys, accountants, investment bankers, brokers, finders, sales or marketing representatives, contractors or other consultants, such third parties will be direct contractors for the Company and not Consultant and their fees, commissions, disbursements and other charges will be the sole responsibility of the Company. Consultant is not providing any licensed professional services under this Agreement and the Company shall retain and rely upon its own attorneys, accountants, tax advisors, securities broker dealers, underwriters, engineers, appraisers and other licensed professionals.

(d)           The Company acknowledges that, in connection with Consultant’s performance of its services hereunder, Consultant and Mr. Silverman at all times is entitled to rely, as to accuracy and completeness, upon information furnished to them by the Company’s directors, officers, employees, professional advisors and agents.

(e)           Neither Consultant nor any of his affiliates assumes, assures, endorses or guarantees or shall have any responsibility for any liability, obligation or contract of the Company.

(f)           The Company does hereby indemnify Consultant, Mr. Silverman and their heirs, personal representatives, successors and assigns (“Consultant Indemnified Parties”) and agree to defend and hold them harmless from and against any and all claims, damages, charges, liabilities, losses, judgments, fines, penalties, amounts paid in settlement or satisfaction of claims, costs and expenses (including without limitation reasonable attorneys’ fees and expenses) arising out of, relating to or accruing in respect of (i) liabilities and obligations of the Company or its business, products or assets, and claims relating to the conduct of the Company’s business, including, without limitation, liabilities for taxes, regulatory fines, assessments and penalties, and any claims or disputes of the Company with customers, doctors, patients, hospitals or other medical providers, insurers, investors, lenders, licensees, licensors, consultants, contractors, employees or others and (ii) any breach or violation of any representation, warranty, covenant or obligation of the Company under this Agreement. The rights of indemnification provided by this Section 6(f) shall be in addition to, and not be deemed exclusive of, any other rights and remedies apart from this Agreement which may be available to Consultant, whether pursuant to the Share Purchase Agreement or by any other contract, at law, in equity or otherwise.

7.           Member of the Board of Directors; Chairman of the Board; Chairman of the Audit Committee; Right to Nominate an Additional Member to the Board of Directors.

(a)           Effective immediately, Mr. Silverman shall be appointed as a member of the Board of Directors (the “Board”) of the Company, and such appointment shall be ratified as of the date of this Agreement. Mr. Silverman shall continue to be a member of the Board of the Company throughout the Consulting Term.

(b)           As promptly as practicable following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Silverman as Chairman of the Board and as Chairman of the Audit Committee of the Board. Mr. Silverman shall continue to serve as Chairman of the Board and Chairman of the Audit Committee throughout the Consulting Term provided that Mr. Silverman qualifies to serve on such committee under any applicable federal securities laws and securities exchange rules and regulations.

(c)           The Company will indemnify Mr. Silverman to the fullest and same extent as the Company provides indemnification to its Directors from time to time under the Company’s Certificate of Incorporation, By-Laws and applicable law, and under the Company’s policies of Directors and Officers Liability Insurance. The Company will take steps to assure that Mr. Silverman is covered by the Company’s policies of Directors and Officers Liability Insurance.

(d)           The Company will provide compensation to Mr. Silverman in the same amounts as the Company provides to its non-employee Directors for service in the capacity of a Director.

(e)           The Company shall take all actions within its control, including the recommendation of such director nominee by the Nominating and Governance Committee of the Board, to nominate and appoint one (1) additional member to the Board designated by Josh Silverman during the initial consulting term.

8.           Notices. Any notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when mailed by first class registered or certified, postage prepaid, to their addresses as set forth above, or by courier delivery or by fax or email with confirmed receipt, or to such other address as shall be designated by such party by notice given in accordance herewith.

Copies of all notices to the Company shall be sent to

Robert Weinstein

Chief Financial Officer

Neurotrope, Inc.

50 Park Place, Suite 1401

Newark, New Jersey 07102

Tel: 917.837.4543

Email: rweinstein@neurotropebioscience.com

Copies of all notices to the Consultant shall be sent to

Andrew Freedman, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Tel: (212) 451-2250

Fax: (212) 451-2222

Email: afreedman@olshanlaw.com

9.           General Provisions.

(a)           Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not be invalidate or render unenforceability such provision in any other jurisdiction.

(b)           No failure to exercise nor any delay in exercising on the part of any party of any right, power or privilege hereunder shall operate as a waiver thereof; not shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

(c)           None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Consultant and the Company. This Agreement shall inure to the benefit of and be enforceable by and binding upon Consultant and the Company and their respective heirs, personal representatives, successors and assigns. Neither the Company nor Consultant shall transfer or assign their rights or obligations under this Agreement.

(d)           Each of the parties hereto shall cooperate and take such actions, and execute such other documents and instruments, as may be reasonably requested by the others in order to carry out the provisions and purposes of this Agreement.

(e)           This Agreement may be executed in counterpart copies and each of which shall be an original but all of which shall constitute a single instrument.

(f)           The provisions and covenants set forth in this Agreement are for the benefit of the parties to this Agreement and not for the benefit of any third party or other person, and no third party or other person shall have any right to enforce the provisions and covenants against any party hereto.

(g)           This Agreement shall be construed and governed by the laws of the State of New York. Each party hereto for himself, itself and his or its heirs, personal representatives, successors and assigns, hereby consents to personal jurisdiction over him, it and them in the federal and state courts located in the State of New York. The Consultant may enforce this Agreement both in New York and any state where the Company is located.

(h)           The Company represents and warrants to Consultant that this Agreement has been duly authorized by all necessary corporate action, has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

(i)           The Company will require any successor (whether direct or indirect, by purchase of assets or capital stock, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinabove defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

IN WITNESS WHEREOF, the Company and Consultant have caused this Agreement to be executed as of the day and year first above written.

NEUROTROPE, INC.

By:	/s/ Robert Weinstein

Printed Name:	Robert Weinstein

Title:	Chief Financial Officer

SM CAPITAL MANAGEMENT, LLC

By:	/s/ Joshua Silverman
Joshua Silverman, Managing Member